Exhibit 99
NEWS RELEASE
For Immediate Release

Investor Contact: Jennifer Hammarlund 216-222-9849 jennifer.hammarlund@nationalcity.com	Media Contact: Kristen Baird Adams 216-222-8202 kristen.bairdadams@nationalcity.com
NATIONAL CITY VICE CHAIRMAN WILLIAM E. MACDONALD III
TO RETIRE
CLEVELAND, Oct. 24, 2006 — National City Corporation (NYSE: NCC) today announced that Vice Chairman William E. MacDonald III has elected to retire, effective Dec. 31, 2006, after a distinguished 38-year career with National City.
MacDonald joined National City as a management trainee in 1968. During his tenure, he held a succession of key management and senior leadership roles in retail and corporate banking, including his 1997 appointment to president and CEO of National City’s Ohio bank and the addition in 1999 of responsibility for all of corporate banking. MacDonald was elected to his current position in 2001.
“I’ve had the great fortune of working alongside the most dedicated and talented professionals in the industry,” said MacDonald. “I’m proud of what we’ve accomplished during my time here at National City, and have every confidence that the company will achieve continued success.”
In his current position, MacDonald oversees Wholesale Banking, Capital Markets, Risk Management and the Private Client Group, in addition to his corporate leadership role as vice chairman.
“Bill has made extraordinary contributions to National City. Under his leadership, National City became firmly established as one of the premier middle market banking companies in the country,” said National City Chairman and CEO David A. Daberko.
“His unwavering commitment to fully meeting the needs of our customers is legendary and sets a great example for each of us to follow. Bill will be greatly missed, by the company, by me personally, and by the countless employees he has mentored with his dedication, leadership and loyalty.”
MacDonald has served as a tireless advocate of the community and serves as a member of the boards of numerous civic and community organizations, including
WVIZ/PBS and 90.3 WCPN ideastream, The Cleveland Clinic Foundation, the Great Lakes Theater Festival and The Diversity Center, formerly known as the National Conference for Community and Justice. MacDonald is a graduate of Leadership Cleveland and is a member of the Financial Services Roundtable.

About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.